Our File No. 29504-0005/CYN/1557978.1
December 5, 2007

Global Energy Inc.
17 Jabotinski Street
Ramat Gan, 52520
Israel

Dear Sirs:

Re:	Global Energy Inc. - Registration Statement on Form SB-2 dated December 5, 2007 (the “Registration Statement”)

                          We have acted as counsel for Global Energy Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the proposed resale by the selling security holders named in the Registration Statement (collectively, the “Selling Securityholders”) of (a) up to 6,000,000 shares of the Company’s common stock (the “Shares”) held by the Selling Securityholders, and (b) 600,000 shares of the Company’s common stock (the “Warrant Shares”) issuable to the Selling Securityholders upon the exercise of certain share purchase warrants (the “Warrants”).

                          In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

(a)	Articles of Incorporation of the Company;

(b)	Bylaws of the Company;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the issuance of Shares, Warrants and Warrant Shares;

(d)	The Registration Statement;

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(e)	The Prospectus (the "Prospectus") constituting a part of the Registration Statement; and

(f)	An Officers' Certificate executed by Asi Shalgi, the Company’s President and Chief Executive Officer dated December 5, 2007.

                          We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

                          Based upon the foregoing and subject to the above qualifications, we are of the opinion that:

(a)	the Shares are validly issued, fully paid and non-assessable shares in the Company’s common stock; and

(b)

the Warrant Shares, when issued and delivered upon the exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable shares in the Company’s common stock.

                          This opinion letter is opining upon and is limited to the current federal laws of the United States and the Nevada Revised Statutes, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Clark Wilson LLP
Clark Wilson LLP

cc: United States Securities and Exchange Commission